Exhibit 5.1


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

                                             August 25, 1997

Winston Resources, Inc.
535 Fifth Avenue
New York, New York 10017

               Re:  Registration Statement on Form S-8

Gentlemen:

      We have examined the Registration Statement to be filed by you with the Securities and Exchange Commission on or about August 26, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 400,000 shares of your Common Stock issuable upon exercise of options issued under the Winston Resources, Inc. 1996 Stock Plan (the "Plan"). As counsel for Winston Resources, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

      It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and non assessable.

      We consent to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                        Very truly yours,

                                        NEWMAN TANNENBAUM HELPERN
                                          SYRACUSE & HIRSCHTRITT LLP


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